EXHIBIT 99.1

NEWS	Contact: Clay Williams (713)346-7606

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES FIRST QUARTER 2005 EARNINGS

HOUSTON, TX, May 6, 2005 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its first quarter ended March 31, 2005 it earned $35.6 million, or $0.33 per fully diluted share, which includes $10.9 million of pre-tax charges related to its merger with Varco International, Inc. Net income for the period excluding these charges was $44.3 million, or $0.42 per fully diluted share. Reported revenues for the quarter were $814.9 million, and operating profit excluding the $10.9 million merger and restructuring charges was $76.8 million.

The Company completed its merger with Varco International, Inc. on March 11, 2005, and, as a result, its financial statements reflect Varco’s results for only the last 20 days of the quarter.

Backlog for capital equipment orders for the Company’s new Rig Technology segment at March 31, 2005 rose 9 percent through the quarter to $852 million, compared to a combined backlog for National Oilwell and Varco at December 31, 2004 of $783 million. Varco’s backlog levels as of December 31, 2004 have been recalculated to conform with the Company’s backlog measurement practices, which exclude orders below certain dollar-value thresholds. Varco previously reported backlog amounts of all open orders for its drilling, coiled tubing, and wireline equipment businesses.

Pro forma revenues out of backlog for the full 90 days of the quarter for both Varco and National Oilwell totaled $305 million, compared to orders which totaled $374 million, reflective of the growing demand for the Company’s drilling and well-servicing products.

In addition to reported results, the Company is also providing supplemental results, which include full quarter Varco results on a pro forma basis, for the first quarters of 2005 and 2004 and for the quarter ended December 31, 2004. National Oilwell Varco pro forma revenues and operating profit for the quarter were $1.1 billion and $110.5 million.

The Company also announced its new reporting segments, which are described below.

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Post Office Box 4888          Houston, Texas   77210-4888          (713)346-7500

Rig Technology
The Rig Technology segment includes most of the capital equipment manufactured and sold by the Company including drilling rigs, jackup packages, coiled tubing units, cranes, mooring systems, wireline units, nitrogen injection units and workover rigs. Revenues for this segment on a pro forma basis for the first quarter were $543.3 million, up 3% sequentially. Operating income declined $4.4 million during this period to $61.3 million, primarily due to higher costs related to a large project that shipped in the quarter and another project near completion. Compared to the pro forma first quarter of 2004, revenues rose 58% and operating leverage (incremental operating profit divided by incremental revenue) was 22%.

Petroleum Services & Supplies
The Petroleum Services & Supplies segment consists of those businesses within the Company providing critical services and consumables to the oil and gas industry and includes pump and liner expendable supplies; pipeline and tubular inspection and coating; fiberglass and coiled tubing pipe sales; solids control and rig instrumentation; and downhole tools rentals and sales. Pro forma first quarter operating profit of $63.6 million for this segment fell sequentially $2.8 million due to a sharp seasonal decline in pipeline inspection services, and lower volumes and margins for the Company’s fiberglass pipe sales. These declines were partly offset by improved results out of most of the other businesses in this segment, consistent with higher oilfield activity levels, at good incremental profitability. Pro forma first quarter revenues for this segment were $402 million, in line with the fourth quarter. Year-over-year pro forma first quarter revenue increased 26%, at 21% operating leverage.

Distribution Services
The Distribution Services segment provides maintenance, repair and operating supplies to drilling and production operations around the world, employing advanced information technologies to provide complete procurement, inventory management and logistics services to our customers. First quarter revenues and operating profit of $235.9 million and $7.6 million for this group were flat sequentially, as increased revenues in the United States and Canada were offset by a decline in international sales. Year-over-year pro forma first quarter revenue rose 8%, at 12% operating leverage.

Pete Miller, President and CEO of National Oilwell Varco, stated “The merger positioned our Company exceptionally well to benefit from the tremendous demand we see developing in the oilfield. Our level of new orders in the quarter is a clear indication of the trust our customers have in our ability to deliver the products and technology needed to keep the petroleum industry functioning around the world.

“I am very excited about the vigorous start to our integration efforts which should result in improved margins over the next few quarters. The combination of merger-related synergies, the rising flow of revenues out of our growing backlog, and the turnaround of first-half seasonal factors, are expected to lead to improved results in the back half of the year.”

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The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss first quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.natoil.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 five to ten minutes prior to the scheduled start time.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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National Oilwell Varco, Inc.
Quarterly Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Rig Technology	$424.4	$204.6
Petroleum Services & Supplies	209.1	115.7
Distribution Services	235.9	218.1
Eliminations	(54.5)	(42.2)

Total Revenue	814.9	496.2

Gross Profit	161.8	103.6

Gross Profit %	19.9%	20.9%

Selling, general, and administrative	85.0	77.8

Transaction costs	10.9	—

Operating Profit	65.9	25.8

Interest and financial costs	(10.7)	(9.3)
Interest income	1.0	0.6
Other income (expense), net	(0.7)	(1.3)

Income before income taxes and minority interest	55.5	15.8
Provision for income taxes	19.5	4.6

Income before minority interest	36.0	11.2
Minority interest in income of consolidated subsidiaries	0.4	0.2

Net income	$35.6	$11.0

Net income per share:
Basic	$0.34	$0.13

Diluted	$0.33	$0.13

Weighted average shares outstanding:
Basic	105.3	85.4

Diluted	106.6	85.9

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National Oilwell Varco, Inc.
Consolidated Balance Sheets
(In millions, except per share data)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$295.1	$142.7
Receivables, net	877.8	480.1
Inventories, net	1,052.0	657.5
Costs in excess of billings	248.8	226.5
Deferred income taxes	23.4	15.6
Prepaid and other current assets	49.1	15.0

Total current assets	2,546.2	1,537.4

Property, plant and equipment, net	932.8	255.1
Deferred income taxes	84.4	55.1
Goodwill	2,085.3	639.0
Intangibles, net	531.6	91.0
Property held for sale	0.4	1.1
Other assets	56.2	20.0

	$6,236.9	$2,598.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$162.0	$150.0
Accounts payable	511.7	407.7
Customer prepayments	30.5	27.9
Accrued compensation	30.8	37.0
Billings in excess of costs	3.1	32.0
Accrued income taxes	36.1	33.0
Other accrued liabilities	214.9	112.6

Total current liabilities	989.1	800.2

Long-term debt	838.3	350.0
Deferred income taxes	375.1	102.8
Other liabilities	84.6	31.5

Total liabilities	2,287.1	1,284.5

Commitments and contingencies

Minority interest	17.2	17.8

Stockholders’ equity:
Common stock — par value $.01; 171,483,506 and 85,995,266 shares issued and outstanding at March 31, 2005 and December 31, 2004	1.7	0.9
Additional paid-in capital	3,307.8	692.9
Accumulated other comprehensive loss	18.3	33.4
Retained earnings	604.8	569.2

	3,932.6	1,296.4

	$6,236.9	$2,598.7

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National Oilwell Varco, Inc.
Operating Profit — Pro Forma Supplemental Schedule (Unaudited)
(In millions)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004
Revenue:
Rig technology	$543.3	$343.2	$526.4
Petroleum services and supplies	402.0	319.5	399.6
Distribution services	235.9	218.1	235.3
Eliminations	(58.4)	(42.2)	(49.3)

Total Revenue	$1,122.8	$838.6	$1,112.0

Operating profit:
Rig technology	$61.3	$18.1	$65.7
Petroleum services and supplies	63.6	45.9	66.4
Distribution services	7.6	5.5	9.0
Unallocated expenses and eliminations	(22.0)	(11.5)	(18.9)

Total operating profit (before transaction costs)	$110.5	$58.0	$122.2

Operating profit %:
Rig technology	11.3%	5.3%	12.5%
Petroleum services and supplies	15.8%	14.4%	16.6%
Distribution services	3.2%	2.5%	3.8%
Other unallocated	—	—	—

Total operating profit % (before transaction costs)	9.8%	6.9%	11.0%

Note: The unaudited pro forma results represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of each period presented. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from cost savings that may result from the merger and do not include restructuring charges, litigation gains and transaction-related costs in prior periods. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of actual results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

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National Oilwell Varco, Inc.
Pro forma Reconciliation Excluding Transaction Costs
(Unaudited)
(In millions, except per share data)

March 31,
2005
Reconciliation of EBITDA before transaction costs (Note 1):
GAAP net income	$35.6
Provision for income taxes	19.5
Interest expense	10.7
Depreciation and amortization	16.3
Transaction costs	10.9

EBITDA before transaction costs (Note 1)	$93.0

Reconciliation of GAAP net income before transaction costs (Note 2):
GAAP net income	$35.6
Transaction costs, net of tax	8.7

Net income before transaction costs (Note 2)	$44.3

Weighted average dilutive shares outstanding	106.6

Dilutive earnings per share before transaction costs	$0.42

Note 1: EBITDA before transaction costs means earnings before interest, taxes, depreciation, amortization, and transaction costs, and is a non-GAAP measurement. Management uses EBITDA before transaction costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

Note 2: The Company believes that reporting net income and dilutive EPS excluding transaction costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

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